Item 77C DWS Pacific Opportunities Equity
Fund (a Series of the DWS International
Fund, Inc.)

Registrant incorporates by reference its
Registration Statement on Form N-14, filed on
December 22, 2006 (SEC Accession No.
0001193125-06-258876)

Shareholder Meeting Results:

A Special Meeting of Shareholders of the
Pacific Opportunities Equity Fund was held on
March 15, 2007. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

Proposal:
Approving an Agreement and Plan of
Conversion which contemplates
the conversion of each class of shares of Pacific
Opportunities Fund into
shares of the corresponding class of DWS
International Fund
("International Fund") and the resulting transfer to International Fund of all of the assets and liabilities of Pacific
Opportunities Fund, and the
termination of Pacific Opportunities Fund.

Number of Votes:



For
Against
Abstain



4,057,346.747
959,228.258
175,690.263

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